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CONTACT: Wendi Kopsick
         Jim Fingeroth
         Kekst and Company
         (212) 521-4800
                                                           FOR IMMEDIATE RELEASE
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                                                                      EXHIBIT 99


                JPS TEXTILE COMMENCES SOLICITATION OF BALLOTS
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                            FOR RESTRUCTURING PLAN
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GREENVILLE, SC, June 26, 1997 - JPS Textile Group announced today that it has commenced a solicitation for approval of its previously announced restructuring plan.

The restructuring plan is the product of several months of negotiations and is based on an agreement in principle, announced on May 16, 1997, between the Company and an unofficial committee of bondholders, representing over 60% of the Company's outstanding public debt. A disclosure statement and ballots have been mailed to all securityholders of record as of June 20, 1997, who are entitled to vote on the restructuring plan. The disclosure statement provides relevant information about the Company and includes both a description and a copy of the restructuring plan.

In order for their votes to be counted, holders of the Company's public securities must return their ballots no later than July 28, 1997. Requests for copies of the disclosure statement should be directed to the Company's voting agent, The Altman Group, at (212) 681-9600.

Jerry E. Hunter, Chairman, President and Chief Executive Officer, commented, "The mailing of the disclosure statement and ballots to our public securityholders brings us a step closer to creating a new capital structure that will position JPS Textile for long-term profitability and growth. By enabling us to eliminate the public debt incurred at the time of the 1988 leveraged buyout, our plan will strengthen the Company's balance sheet significantly and provide us with the financial resources and flexibility to make strategic capital investments in our operating businesses to enhance competitiveness and, in turn, our long-term prospects."
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Under the proposed plan, JPS Textile will convert 100% of its long-term debt to equity. The restructuring will take place at the holding company level only and will not effect the Company's operating subsidiaries, JPS Converter & Industrial Corp. and JPS Elastomerics Corp.

The plan provides for the restructuring to be effected through a voluntary "prepackaged" chapter 11 case, which the Company would file shortly after July 28, 1997, the deadline for returning ballots on the plan. JPS Textile's operating subsidiaries will not file for chapter 11 and will continue to conduct business as usual. In addition, the plan provides for a new revolving credit facility for JPS Textile's operating subsidiaries, with provisions expected to be no less favorable than those of the existing facility, to ensure significant working capital for JPS Textile's operating businesses.

JPS Textile, with consolidated annual revenues of approximately $450 million, is one of the largest domestic manufacturers of textile and textile related products for the apparel fabric, industrial and home fashion markets.